UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 26, 2016

BLOOMIN’ BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35625	20-8023465
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (813) 282-1225

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Jeffrey Smith as Executive Vice President and President of Outback Steakhouse

Jeffrey Smith, Executive Vice President of Bloomin’ Brands, Inc. (the “Company”) and President of Outback Steakhouse, will retire from the Company effective on August 31, 2016. He will serve in a transitional role until such date. Upon his retirement, the Company will pay Mr. Smith $1,000,000. Mr. Smith currently owns interests in ten Outback Steakhouse restaurants, thirteen Carrabba’s Italian Grill restaurants and nine Bonefish Grill restaurants. The Company has exercised its option to repurchase his ownership interests in those 32 restaurants for approximately $475,000.

Appointment of Gregg Scarlett as Executive Vice President and President of Outback Steakhouse

On July 26, 2016, the Company appointed Gregg Scarlett to serve as Executive Vice President of the Company and President of Outback Steakhouse, effective as of July 29, 2016. Mr. Scarlett is assuming the position that was held by Mr. Smith. Mr. Scarlett previously served as Executive Vice President and President of Bonefish Grill.

In connection with his appointment, Mr. Scarlett signed a new offer letter with the Company. The new offer letter provides for an increase in base salary to $540,000 and target equity compensation to 125% of his base salary, as well as one-time grants of 100,000 options and 25,000 restricted stock units. The options and restricted stock units are subject to customary four-year vesting and other conditions under our 2016 Omnibus Incentive Compensation Plan. Mr. Scarlett currently owns interests in three Outback Steakhouse restaurants and two Bonefish Grill restaurants. The Company has exercised its option to repurchase his ownership interests in those 5 restaurants for approximately $270,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOOMIN’ BRANDS, INC.
(Registrant)

Date: July 29, 2016	By:	/s/ Joseph J. Kadow
Joseph J. Kadow, Executive Vice President and Chief Legal Officer

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